                                                                    EXHIBIT 99.1

           AMENDED AND RESTATED PUGET ENERGY, INC. STOCK PURCHASE AND
                           DIVIDEND REINVESTMENT PLAN

     This is an amendment and restatement of the Puget Energy, Inc. Stock Purchase and Dividend Reinvestment Plan that was previously amended and restated in January 2001.

1.   Definitions

     The following terms when used herein shall have the following meanings:

     "Broker" shall mean one or more securities broker-dealers selected from time to time by the Plan Administrator to act as independent agents for the Participants in the purchase and sale of shares of the Company's Common Stock under the Plan.

     "Company" shall mean Puget Energy, Inc.

     "Dividend Payment Date" shall mean each date on which dividends are paid on the Company's stock. These dates are usually February 15, May 15, August 15, and November 15 of each year.

     "Enrollment Form" shall mean such enrollment form as the Plan Administrator or the Company may from time to time, or upon request, furnish to Shareholders or new investors who are not Shareholders and which shall be returned to the Plan Administrator together with the Initial Cash Investment to indicate their election to participate in the Plan.

     "Exchange" shall mean the New York Stock Exchange.

     "Initial Cash Investment" shall mean any initial cash investment made by a Participant to the Company for purchase of shares of the Company's Common Stock under the Plan. An Initial Cash Investment may not (a) equal less than $250 or
(b) total more than $10,000.

     "Optional Cash Investment" shall mean any additional cash payment made by a Participant to the Company for the purchase of shares of the Company's Common Stock under the Plan. Optional Cash Investments may not (a) equal less than $50 each or (b) total more than $10,000 in any month.

     "Participant" shall mean any Shareholder or new investor who is not a Shareholder who has enrolled in the Plan on-line over the Internet or has returned an Enrollment Form to the Plan Administrator indicating election to participate in the Plan.

     "Plan" shall mean the Amended and Restated Puget Energy, Inc. Stock Purchase and Dividend Reinvestment Plan.

     "Plan Administrator" shall mean The Mellon Bank N.A. through its designated affiliates Mellon Investor Services and FutureShare Financial LLC or other agent duly appointed by the Company to administer the Plan.

     "Shareholder" shall mean any holder of record of the Company's Common Stock or Preferred Stock.

2.   Purpose

     The purpose of this Plan is to provide Shareholders and interested new investors with a convenient and economical method of investing cash dividends and make cash investments in shares of the Company's Common Stock. The shares of the Company's Common Stock purchased under this Plan with reinvested cash dividends and Initial and Optional Cash Investments will, at the election of the Company, be newly issued shares purchased directly from the Company, shares purchased on the open market by the Broker or a combination thereof.

3.   Eligibility for Participation

     Existing Shareholders and interested new investors who are not Shareholders are eligible to participate in the Plan and may do so by enrolling on-line over the Internet or by completing the Enrollment Form and returning it to the Plan Administrator, together with an Initial Cash Investment or an Optional Cash Investment, as the case may be. Instructions for enrollment on-line over the Internet are provided by the Plan Administrator.

4.   Administration

     The Plan Administrator shall maintain records and perform such other duties as may be required. In addition, the Plan Administrator shall send to each Participant (a) annual or quarterly (annual if the Participant holds less than 100 shares and participates only in the dividend reinvestment portion of the
Plan) statements of the Participant's Plan account, and (b) annual and quarterly reports to Shareholders, proxy statements and income tax information for reporting dividends. Shares purchased by a Participant through the Plan shall be held by the Plan Administrator in book-entry form. Unless instructed otherwise, the dividends on such shares shall be automatically reinvested on each Dividend Payment Date.

     The Company shall pay all costs of administering the Plan, except as provided in this paragraph 4. Participants will pay the trading fees for any shares purchased on the open market and a fee for plan histories. No commission will be paid on any newly issued shares purchased directly from the Company under this Plan. In certain instances, a Participant may also incur trading fees upon the sale of shares in the Participant's Plan account in connection with the withdrawal of a Participant from this Plan as described in Section 11. Additional fees are set forth in the fee schedule attached as Appendix A.

5.   Reinvestment of Dividends

     Shareholders may elect to have their cash dividends automatically reinvested by enrolling on-line over the Internet or completing the Enrollment Form to that effect and returning it to the Plan Administrator. In such cases, cash dividends on shares held in a Participant's Plan account will be automatically reinvested until such shares are withdrawn from the Participant's Plan account. Reinvestment of cash dividends shall commence with dividends paid on the next Dividend Payment Date following the Plan Administrator's receipt of the Enrollment Form or the processing of enrollment on-line provided the enrollment request is received on or before the record date established for payment of the dividends. If the Plan Administrator receives the enrollment request after such record date, then the reinvestment of dividends shall commence with the Dividend Payment Date following the next established record date. Any Shareholder who owns less than 100 shares shall be automatically enrolled in the dividend reinvestment portion of the Plan unless the Participant elects to receive cash dividends.

6.   Optional Cash Investments

     Participants are eligible to make Optional Cash Investments at any time. Shareholders or interested new investors may elect to make an Initial Cash Investment by enrolling on-line over the Internet or by completing the Enrollment Form for that purpose and returning it to the Plan Administrator. Optional Cash Investments, or any portion thereof, may be accepted or rejected by the Plan Administrator or Company in their sole discretion. Any Optional Cash Investment, or portion thereof, that is rejected by the Plan Administrator or the Company will be returned to the Participant as promptly as practical after the Plan Administrator or the Company elects to reject such investments. Initial Cash Investments and Optional Cash Investments shall be used to purchase shares of the Company's Common Stock as promptly as practical after the Plan Administrator receives the Participant's Initial Cash Investment or Optional Cash Investment in the form of an electronic bank transfer, check or money order payable to Mellon Bank N.A. at least once every five business days. No Participant's Optional Cash Investments may (a) equal less than $50 each or (b) total more than $10,000 in any month. No Participants' Initial Cash Investment may (a) equal less than $250 or (b) total more than $10,000.

7.   Optional Cash Investments Over the Maximum Monthly Amount

     Participants may make an Optional Cash Investment in excess of $10,000 per month with the Company's prior written approval. Approval is obtained by submitting a Request for Waiver. Completed Request For Waiver forms must be sent to the Plan Plan Administrator's Waiver Department via facsimile no later than three business days prior to the Pricing Period Start Date provided in Appendix B (which Appendix B may be amended from time to time by the Plan Administrator and an authorized officer of the Company) to this Plan for the applicable Pricing Period. If a Request for Waiver is approved, then the Participant must send to the Plan Administrator its Optional Cash Investment of greater than $10,000.

     The Plan Administrator must receive the Optional Cash Investment in excess of the $10,000 monthly maximum in good funds pursuant to a Request For Waiver form by the "Optional Cash Investments Must be Received By" date as set forth on Appendix B. This date is the close of business on the last day immediately preceding the first day of the applicable Pricing Period Start Date as set forth in Appendix B. Funds received after this date will be returned to the Participant without interest.

     The Company has the sole discretion whether to approve any request to make an Optional Cash Investment in excess of the $10,000 monthly maximum. In deciding whether to approve a request for waiver, the Company may consider, among other things, the following factors:

     . whether, at the time of such request, the Plan Administrator is acquiring shares of Common Stock for the Plan directly from the Company or in the open market or in privately negotiated transactions with third parties;

     .    the Company's need for additional funds;

     . the Company's desire to obtain additional funds through the sale of Common Stock as compared to other sources of funds;

     .    the purchase price likely to apply to any sale of Common Stock;

     . the extent and nature of a Participant's prior participation in the Plan;

     .    the number of shares of Common Stock a Participant holds of record;
          and

     . the total amount of Optional Cash Investments in excess of $10,000 per month for which Requests for Waiver have been submitted.

8.   Purchase of Shares

     Shares of the Common Stock purchased under the Plan will, at the Company's election, be newly issued shares purchased directly from the Company, shares purchased by a broker, or a combination thereof. The Company has full discretion as to whether the Common Stock purchased under the Plan will be purchased on the open market or purchased directly from the Company.


     . Common Stock purchased in the open market. The investment price of the Common Stock purchased in the open market with reinvested dividends, Initial Cash Investments or with Optional Cash Investments will be the weighted average price, including brokerage trading fees, incurred in connection with the purchase of such shares. No interest will be paid on funds held by the Plan Administrator pending investment.

     . Common Stock purchased directly from the Company. The price of the Common Stock purchased directly from the Company with reinvested dividends, Initial Cash Investments or Optional Cash Investments will be the average of the high and low sale prices of shares of the Common Stock on the Dividend Payment Date or Optional Cash Investment date, as the case may be.

     The Participants will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the amount invested with respect to his, her or its Plan account, divided by the price per share of such shares for all purchases for all Participants during the applicable period.

9.   Purchase of Shares Upon a Request for Waiver

     Shares purchased pursuant to a granted Request for Waiver are purchased directly from the Company. Optional Cash Investments made pursuant to a Request for Waiver will be applied to the purchase of shares of Common Stock as soon as practicable on or after the "Investment Date" as set forth in Appendix B. Optional Cash Investments made pursuant to a Request for Waiver are acquired at a price equal to the average of the daily high and low sales prices computed up to four decimal places, if necessary, of the Common Stock as reported on the Exchange for the ten (10) Trading Days (as defined below) immediately preceding the applicable Investment Date. A "Trading Day" means a day on which trades in the Common Stock are reported on the Exchange. The period encompassing the first ten (10) Trading Days immediately preceding the next following Investment Date constitutes the relevant "Pricing Period." The Plan Administrator will apply all Optional Cash Investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of common stock as soon as practicable on or after the next following Investment Date.

     A discount of 0% to 3% from the purchase price may be offered, in our sole discretion, with respect to a particular investment date to Participants on purchases of the Company's common stock through Optional Cash Investments in excess of $10,000 per month.

10.  Amendment of Investment Option

     A Participant may change the investment option elected under this Plan by notifying the Plan Administrator in writing, by telephone or on-line over the Internet. With respect to the dividend reinvestment portion of the Plan, notices received by the Plan Administrator not later than the record date established for any Dividend Payment Date shall be effective as of such Dividend Payment Date and thereafter.

11.  Withdrawal of Purchased Shares and Termination of Account

     A Participant who has purchased shares of the Company's Common Stock under this Plan may withdraw all or a portion of such shares by notifying the Plan Administrator, specifying in the notice the number of shares to be withdrawn. If requested, certificates for whole shares withdrawn shall be issued to the Participant or transferred to a Participant's brokerage account. In no case shall certificates or transfers for fractional shares be issued. Any fractional share withdrawn shall be liquidated as soon as practicable after receipt of withdrawal notice by the Plan Administrator. The liquidated amount for any fractional share and certificate(s) for whole shares shall be mailed directly to the withdrawing Participant by the Plan Administrator.

     If the Participant is terminating participation in this Plan, the Participant may withdraw all shares and request that a certificate be issued, that whole shares be transferred to a Participant's brokerage account or that shares be sold and the cash proceeds be forwarded to the Participant. Such sale shall be made by the Broker. The Broker will have full discretion as to all matters relating to sales by the Broker, including the date of any sales and the prices received for such shares. The proceeds of such sale by the Broker, less trading fees, shall be paid to such Participant. Shares that are to be sold by the Broker may be aggregated with those of other terminating Participants, in which case the proceeds to each terminating Participant will be based on the average sales price, less brokerage commissions.

12.  Common Stock Rights Offering, Stock Split, Stock Dividend

     Participation in any Common Stock rights offering shall be based upon both the shares registered in the Participant's name and the shares (including fractional shares) credited to the Participant's Plan account in book-entry form. Any stock dividend or share resulting from any stock split with respect to shares credited to the Participant's Plan account shall be added to such account.

13.  Voting

     All shares credited to a Participant's Plan account in book-entry form shall be voted as the Participant directs. If on the record date for a meeting of Shareholders there are shares credited to the Participant's Plan account, the Participant (whether or not any shares are registered in the Participant's own name) shall be sent the proxy materials for such meeting. If the Participant returns an executed proxy, all shares credited to the Participant (including any fractional shares) shall be voted in accordance with such proxy; otherwise, the Participant may vote such shares in person at such meeting.

14.  Liability

     In administering this Plan, neither the Company nor the Plan Administrator shall be liable for any good faith acts or omissions, including, without limitation, any failure to terminate a Participant's Plan account upon such Participant's death.

15.  Termination

     The Company reserves the right to modify, suspend or terminate this Plan at any time.

16.  Direct Registration System

     Shares purchased under the Plan (unless requested otherwise by the Participant) will be in book-entry-form through the use of the Direct Registration System. Shares may be transferred from the Participant's Plan account to a Participant's brokerage account and vice versa.

17.  Compliance With Applicable Laws and Regulations

     The Company's obligation to offer, issue or sell shares of the Company's Common Stock under this Plan shall be subject to (a) the Company's obtaining any necessary approval, authorization or consent from any regulatory authority having jurisdiction and from any stock exchange on which shares of the Company's Common Stock may then be listed and (b) the condition that, at the time of the offer, issuance or sale, the price at which such shares are being offered, issued or sold shall be at least equal to the then stated value of such shares.

                                   APPENDIX A
                                   ----------
                                  FEE SCHEDULE

Enrollment fee for new investors ...    $10.00

Purchase of shares .................    Trading fee included in share price
                                        (currently $0.10 per share, applicable
                                        when shares are acquired by the Plan
                                        Administrator through its broker)

Reinvestment of dividends ..........    Trading fee included in share price
                                        (currently $0.10 per share, applicable
                                        when shares are acquired by the Plan
                                        Administrator through its broker)

Optional Cash Investments ..........    Trading fee included in share price
                                        (currently $0.10 per share, applicable
                                        when shares are acquired by the Plan
                                        Administrator through its broker)

Sale of shares (partial or full):

     Transaction fee ...............    $15 per sale transaction or liquidation

     Trading fee ...................    Currently $0.10 per share

Gift or transfer of shares .........    No charge

Safekeeping of stock certificates ..    No charge

Certificate issuance ...............    No charge

Returned checks ....................    $35 per check or transaction

Duplicate statements:

     Current year ..................    No charge

     Prior year(s) .................    $20 flat fee per request per each prior
                                        year

                                   APPENDIX B
                                   ----------

  "Request for Waiver" Optional Cash Investments of More than $10,000 Per Month

                 Threshold Price and             Optional Cash
               Waiver Discount, if any,       Investments Must be        Pricing Period       Investment
   Year             will be set by                received by              Start Date            Date
-----------    ------------------------       -------------------        ---------------    ---------------
   2002                 May 17                      May 21                   May 22             June 5

                        June 7                      June 11                 June 12             June 25

                       June 27                      July 1                   July 2             July 16

                       July 18                      July 22                 July 23            August 5

                       August 7                    August 9                August 12           August 23

                     September 3                  September 5             September 6        September 19

                     September 23                September 25             September 26        October 10

                      October 21                  October 23               October 24         November 6

                      November 8                  November 12             November 13         November 26

                      December 2                  December 4               December 5         December 18


   2003               January 21                  January 22               January 23         February 6

                     February 10                  February 12             February 13         February 27

                       March 3                      March 5                 March 6            March 19

                       March 25                    March 27                 March 28           April 10

                       April 21                    April 23                 April 24             May 7

                        May 9                       May 13                   May 14             May 28

                        May 30                      June 3                   June 4             June 17

                       June 24                      June 26                 June 27             July 11

                       July 21                      July 23                 July 24            August 6

                       August 8                    August 12               August 13           August 26

                     September 2                  September 4             September 5        September 18

                     September 23                September 25             September 26         October 9

                      October 20                  October 22               October 23         November 5

                      November 7                  November 11             November 12         November 25

                      December 1                  December 3               December 4         December 17